EXHIBIT 23.1

CATALYTICA, INC.

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

           We consent to the incorporation by reference in the Registration Statements (Form S-8’s No. 33-62964, No. 333-09533, No. 333-33681, No. 333-57809, and No. 333-87687) pertaining to the 1992 Stock Option Plan, the 1992 Employee Stock Purchase Plan, the 1995 Director Option Plan of Catalytica, Inc., the Wyckoff Chemical Company, Inc. 1993 Stock Option Plan, and the Wyckoff Chemical Company, Inc. Stock Bonus Plan of our report dated January 29, 2000, with respect to the consolidated financial statements and schedule of Catalytica, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 1999.

ERNST & YOUNG LLP

San Jose, California
March 29, 2000